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                                                                    Exhibit 28.2

                                   [bebe logo]

                              EMPLOYMENT AGREEMENT
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This Employment Agreement ("Agreement") is made effective as of November 20,
2000 ("Effective Date"), by and between bebe stores, inc. ("Company") and John Parros ("Employee").

The parties agree as follows:

1. EMPLOYMENT. Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.       DUTIES.

         2.1. POSITION. Employee is employed as Chief Operating Officer and President of bebe stores, inc., and shall have the duties and responsibilities assigned by Manny Mashouf upon initial hire and as may be reasonably assigned from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee. Employee will manage Company's Merchandising, Design, Visual Merchandising, Planning and Licensing Departments. Additionally, effective March 1, 2001, Employee will manage Company's Marketing and Retail Store Operations Departments and, effective June 1, 2001, Employee will manage Company's Production Department. Notwithstanding the forgoing, Employee's supervisor, position and duties may be modified at any time, if both parties agree in good faith that such modification would be in the best interest of the Company.

         2.2. BEST EFFORTS/FULL TIME. Employee will expend Employee's best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of Company at all times. Employee shall devote Employee's full business time and efforts to the performance of Employee's assigned duties for Company, unless Employee notifies the Board of Directors in advance of Employee's intent to engage in other paid work and receives the Board of Directors' express written consent to do so.

         2.3. WORK LOCATION. Employee's principal place of work shall be located in Brisbane, California or such other location as the parties may agree upon from time to time.

3.       TERM.

         3.1. INITIAL TERM. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of one (1) year following such date ("Initial Term"), unless sooner terminated in accordance with section 8 below. On completion of the Initial Term, this Agreement will terminate, and Employee will automatically be employed by Company on an at-will basis. Parties shall discuss prior to the expiration of this Agreement the terms of such at-will arrangement.

4.       COMPENSATION.

         4.1. BASE SALARY. As compensation for Employee's performance of Employee's duties hereunder, Company shall pay to Employee an initial Base Salary of $360,000 per year, payable


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in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Parties shall discuss prior to the expiration of this Agreement the base salary terms of Employee's at-will arrangement that shall begin after the Initial Term, unless Employee's employment has been terminated prior thereto.

         4.2. INCENTIVE COMPENSATION. Employee will receive a guaranteed bonus equal to 50% of the amount of Base Salary paid to Employee from the date of hire through June 30, 2001 (the "Bonus"), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security, and all other employment taxes and payroll deductions, but not later than by September 30, 2001. Unless Employee's employment has been terminated during the Initial Term, parties shall discuss prior to the expiration of this Agreement, the incentive compensation terms of Employee's at-will arrangement that shall begin after the Initial Term. At such time, Employee shall be eligible to participate in the Company's Incentive Plan for Senior Executives, which shall allow the Employee the opportunity to earn a bonus of at least 7.5% and up to 67.5% of Employee's then base salary, based on the achievement of individual and company goals.

         4.3. STOCK OPTIONS. Subject to the Board of Directors' approval, Employee will be granted an incentive stock option to purchase 150,000 of shares of Company's Common Stock under Company's 1997 Stock Plan, as amended (the "Plan") at an exercise price equal to the fair market value of that stock at close of market on November 20, 2000 (the "Option"). The Option will be subject to vesting and the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Employee will be required to sign as a condition of receiving the Option.

         4.4. PERFORMANCE AND SALARY REVIEW. The Board of Directors will periodically review Employee's performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Employee's supervisor in his sole and absolute discretion.

5. CUSTOMARY FRINGE BENEFITS. Employee will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company's benefit plan documents. Company reserves the right to change or eliminate the fringe benefits of all employees on a prospective basis, at any time, effective upon notice to employees.

6. BUSINESS EXPENSES. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee's duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies.

7. ADVANCE ON HOUSING AND RELOCATION EXPENSES. Employee understands and agrees that the money advanced to Employee pursuant to the housing and relocation expenses described below constitute a loan that will become due and payable immediately upon demand by Company if this Agreement is terminated for "Cause" in accordance with section 8 below or Employee terminates his employment with the Company for any reason during the Initial Term other than for Good Reason. Except as provided in this section 7, Company agrees that it will excuse the entire loan, on the last date of the Initial Term.

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         7.1. HOUSING EXPENSES. Pursuant to Employee's move from Employee's old residence to Employee's new residence, Company is willing to advance to Employee the dollar amount equal to 100 percent of the closing costs (including real estate broker commission not to exceed 6%) involved in the sale of one of Employee's residences and the dollar amount equal to 100 percent of the closing costs and points involved in the purchase of Employee's local residence ("Residence Purchase and Sale Expenses"). Employee must submit a copy of the closing statement without exception for all such stipulated costs incurred regardless of party making payment. Such documentation must be submitted to Company Payroll Department within sixty (60) days from the day in which cost was incurred. At Company's expense and not subject to Employee's repayment, Company shall arrange and provide Employee with temporary housing for up to ninety days until Employee is able to find local housing and pay the initial deposit and first month's rent of Bay Area rental residence up to $10,000. NOTWITHSTANDING ANY PROVISIONS HEREIN TO THE CONTRARY, IF EMPLOYEE IS CONTINUOUSLY EMPLOYED WITH COMPANY THROUGH THE INITIAL TERM, EMPLOYEE SHALL NOT BE REQUIRED TO REPAY THE RESIDENCE PURCHASE AND SALE EXPENSES TO COMPANY, EVEN IF SUCH EXPENSES ARE INCURRED BEYOND THE INITIAL TERM.

         7.2. RELOCATION EXPENSES. The Company agrees to advance to Employee the dollar amount equal to all of Employee's reasonable relocation costs. Receipts must be kept without exception for all costs incurred regardless of party making payment. Original receipts must be submitted to bebe Corporate Payroll Department within sixty (60) days from the day in which cost was incurred.

8.       TERMINATION OF EMPLOYEE'S EMPLOYMENT.

         8.1. TERMINATION FOR CAUSE BY COMPANY. Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee with respect to Employee's obligations or otherwise relating to the business of Company; (b) Employee's material breach of this Agreement or Company's Unfair Competition and Confidentiality Agreement; (c) Employee's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Employee's failure to perform the essential functions of Employee's position, with or without reasonable accommodation, due to a mental or physical disability; and (e) Employee's death. In the event Employee's employment is terminated in accordance with this subsection 8.1, Employee shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance Payment described in subsection 8.2 below.

         8.2. TERMINATION WITHOUT CAUSE BY COMPANY/SEVERANCE. Company may terminate Employee's employment under this Agreement without Cause at any time on thirty (30) days' advance written notice to Employee. In the event of such termination, Employee will receive the Base Salary then in effect and Bonus, prorated to the end of the Initial Term ("Severance Payment"), payable in one lump sum, provided that Employee: (a) complies with all surviving provisions of this Agreement as specified in subsection 15.8 below; and (b) executes a full general release, releasing all claims, known or unknown, that Employee may have against Company arising out of or any way related to Employee's employment or termination of


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employment with Company. All other Company obligations to Employee will be automatically terminated and completely extinguished, and Employee's advance for Housing and Relocation Expenses as provided in subsection 7 above shall be forgiven.

         8.3. VOLUNTARY RESIGNATION BY EMPLOYEE FOR GOOD REASON/SEVERANCE. Employee may voluntarily resign Employee's position with Company for Good Reason, at any time on thirty (30) days' advance written notice. In the event of Employee's resignation for Good Reason, Employee will be entitled to receive the Base Salary then in effect, prorated to the date of termination, and the Severance Payment described in subsection 8.2 above, provided Employee complies with all of the conditions in subsection 8.2 above. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will be deemed to have resigned for Good Reason in the following circumstances: (a) Company's material breach of this Agreement or (b) Company relocates Employee's principal place of work to a location more than sixty (60) miles from the location specified in subsection 2.3, without Employee's prior written approval.

         8.4. VOLUNTARY RESIGNATION BY EMPLOYEE WITHOUT GOOD REASON. Employee may voluntarily resign Employee's position with Company without Good Reason, at any time during the Initial Term, on thirty (30) days' advance written notice, however, in the event of Employee's resignation without Good Reason, Employee will be entitled to receive only the Base Salary for the thirty-day notice period and no other amount for the remaining months of the term. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Employee will not be entitled to receive the Severance Payment described in subsection 8.2 above and must repay Company for Housing and Relocation Expenses as provided in subsection 7 above.

9.       TERMINATION UPON A CHANGE IN CONTROL.

         9.1. SEVERANCE PAYMENT. If Employee's employment is terminated by Company during the Initial Term due to a Change in Control (as that term is defined below), other than for Cause (as defined in subsection 8.1 above), Employee shall be entitled to receive the Severance Payment described in subsection 8.2 above, provided Employee complies with all the conditions described in subsection 8.2 above.

         9.2. 280G. If, due to the benefits provided under subsection 9.1 above, Employee is subject to any excise tax due to characterization of any amounts payable under subsection 9.1 as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Employee may elect, in Employee's sole discretion, to reduce the amounts payable under subsection 9.1 in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code.

         9.3. CHANGE OF CONTROL. A Change of Control is defined as any one of the following occurrences:

         a. Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding

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shares of common stock of Company or (B) the combined voting power of the
Company's then-outstanding securities; or

         b. the sale or disposition of all or substantially all of Company's assets (or any transaction having similar effect is consummated); or

         c. Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

         d.        the dissolution or liquidation of Company.

10. NO CONFLICT OF INTEREST. During the term of Employee's employment with Company and during any period Employee is receiving payments from Company, Employee must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Employee's employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Employee to choose to discontinue the other work or resign employment with Company. If the Board of Directors believes such a conflict exists during any period in which Employee is receiving payments pursuant to this Agreement, the Board of Directors may ask Employee to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Employee agrees not to refer any vendor or potential vendor of Company to competitors of Company, without obtaining Company's prior written consent, during the term of Employee's employment and during any period in which Employee is receiving payments from Company pursuant to this Agreement.

11. UNFAIR COMPETITION AND CONFIDENTIALITY RIGHTS. Employee agrees to read, sign and abide by Company's Unfair Competition and Confidentiality Agreement, which is provided with this Agreement and incorporated herein by reference.

12.      NON-SOLICITATION.

         12.1. NONSOLICITATION OF CUSTOMERS, VENDORS, SUPPLIERS OR MANUFACTURERS. Employee acknowledges that non-public information about Company's customers, vendors, suppliers and manufacturers is confidential and constitutes trade secrets. Accordingly, Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's relationship with any of its customers, vendors, suppliers and manufacturers or prospective customers, vendors, suppliers and manufacturers by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.


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         12.2. NONSOLICITATION OF COMPANY'S EMPLOYEES. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging or attempting to hire, or hiring any of Company's employees or causing others to solicit, encourage or hire any of Company's employees to discontinue their employment with Company.


13. INJUNCTIVE RELIEF. Employee acknowledges that Employee's breach of the covenants contained in sections 10 through 12 (collectively "Covenants") would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

14. AGREEMENT TO ARBITRATE. To the fullest extent permitted by law, Employee and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; any injury to your physical, mental, or economic interests, and any claims for violation of any local, state or federal law, statute, regulation or ordinance, contract or common law. Both parties agree that such disputes will be decided by a neutral arbitrator rather than a court or jury, and that both you and bebe stores, inc. waive our rights to a court or jury trial. Both parties understand that the arbitrator's decision will be final and exclusive, and cannot be appealed. Disputes that are not covered by this Agreement include claims for unemployment insurance or workers' compensation, claims under the National Labor Relations Act or those heard exclusively by the Labor Commissioner. This Agreement does not interfere with either party's right to pursue a provisional remedy in court pursuant to California Code of Civil Procedure, section 1281.8 or Company's right to obtain injunctive relief pursuant to section 13.

         14.1. SCOPE OF COMPANY. For the purpose of this agreement to arbitrate, references to "Company" include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Employee's claims arise out of or relate to their actions on behalf of Company.

         14.2. CONSIDERATION. The mutual promise by Company and Employee to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

         14.3. INITIATION OF ARBITRATION. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

         14.4. ARBITRATION PROCEDURE. The arbitration will be conducted in San Francisco, California by a single neutral arbitrator and in accordance with the then current rules for

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resolution of employment disputes of the American Arbitration Association
("AAA"). The arbitration shall be conducted in accordance with the rules set forth in the Code of Civil Procedure, section 1280 and following (and any successor statute), and in particular, the parties may engage in discovery pursuant to C.C.P. 1283.05. They have the right to be represented by an attorney or representative of their choosing. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to award all remedies that would otherwise be available under applicable law in court, but no more than that, with respect to the claims in question. In addition, bebe agrees to pay the arbitrator's fees and expenses, as well as the cost, if any, of the room where the arbitration hearing is conducted. However, each party shall pay their own attorneys' fees, except the arbitrator shall have the authority to award reasonable attorneys' fees and costs to the prevailing party where allowed by statute. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

         14.5. ADDITIONAL TERMS. Other terms of this Arbitration Agreement are in Company's Arbitration Manual. These terms are incorporated into this Agreement by reference as if they were fully repeated here. Company will give Employee a copy of these terms upon request.

15.      GENERAL PROVISIONS.

         15.1. SUCCESSORS AND ASSIGNS. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee's rights or obligations under this Agreement.

         15.2. WAIVER. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

         15.3. ATTORNEYS' FEES. Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

         15.4. SEVERABILITY. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

         15.5. INTERPRETATION; CONSTRUCTION. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.


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         15.6. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Mateo County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

         15.7. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing. Additionally, any notice sent to Employee shall be sent to the following address:

                  James Clark, Esq.
                  Gibson, Dunn and Crutcher LLP
                  2029 Century Park East
                  Century City, California 90067-3026
                  Telephone: (310) 552-8521
                  Facsimile: (310) 552-7014

         15.8. SURVIVAL. Sections 7.1 ("Relocation Expenses"), 9 ("No Conflict of Interest"), 11 ("Confidentiality and Proprietary Rights"), 12
(Nonsolicitation), 13 ("Injunctive Relief"), 14 ("Agreement to Arbitrate"), 15 ("General Provisions") and 16 ("Entire Agreement") of this Agreement shall survive Employee's employment by Company.

16. ENTIRE AGREEMENT. This Agreement, including the Company Employee Unfair Competition and Confidentiality Agreement, the Arbitration Manual, the Company's 1997 Stock Plan, as amended, and related option documents described in subsection 4.2 of this Agreement, which are incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Chief Executive Officer of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

BEBE STORES, INC.                           JOHN PARROS

By:  /s/ Blair Lambert                      /s/ John Parros
   -----------------------------            --------------------
     BLAIR LAMBERT                          5 BRANDYWINE COURT
     CHIEF FINANCIAL OFFICER                RANDOLPH, NEW JERSEY 07869
     380 VALLEY DRIVE
     BRISBANE, CALIFORNIA 94005


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